EXHIBIT 4.6

             LOCK-UP AGREEMENT BETWEEN IMATRON INC. AND TERRY ROSS.


     THIS LOCK-UP AGREEMENT (this "Agreement") is made this 14th day of September, 1999 by and between IMATRON INC., a New Jersey corporation ("Seller") and Terry Ross (the "Purchaser").

                                    RECITALS:

     WHEREAS, Seller and Purchaser have previously entered into an agreement for the purchase and sale of 3,767,713 shares of Seller's common stock (the "Shares) and warrants to purchase 3,351,027 shares of Seller's common stock (the "Warrants"); and

     WHEREAS, pending the approval of the foregoing transaction the Nasdaq Stock Market, Inc. has requested that Purchaser's rights with respect to such shares be restricted as hereinafter provided.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Purchaser agrees that until Seller's shareholders have approved of the purchase and sale of the Shares and the Warrants in the manner provided under New Jersey law, Purchaser shall not sell, transfer or assign the Shares or Warrants nor shall Purchase vote the Shares. Upon receipt of such approval, this Agreement and the obligation of Purchaser pursuant hereto shall be terminated and shall thereafter be without any further force or effect.

     2. Seller agrees to promptly notice and hold a special meeting of its shareholders for the purpose of acting upon a proposal to approve the purchase and sale of the Shares and the Warrants.

     3. All other terms and conditions relating to the purchase and sale of the Shares and Warrants shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                   Purchaser:

                                        -------------------------------
                                                  Terry Ross

                                    Seller:

                                        Imatron Inc.

                                        By:
                                          --------------------------------
                                        Its Chief Executive Officer